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                                                              EXHIBIT 4.10

Recording at the Request of and
when Recorded Mail Original to:

Latham & Watkins
633 W. Fifth Street, Suite 4000
Los Angeles, California  90071
Attention: Edith R. Perez, Esq.


                       MORTGAGE AND ASSIGNMENT OF RENTS,
                         LEASES AND LEASEHOLD INTERESTS

                                   (ARKANSAS)


                 THIS MORTGAGE AND ASSIGNMENT OF RENTS, LEASES AND LEASEHOLD INTERESTS (this "Mortgage") is made and entered into as of ____________, 1995 by and between AMERICAN RICE, INC., a Texas corporation, ("Mortgagor"), having a business address of 16825 Northchase Drive, Suite 1600, Houston, Texas 77060, and U.S. TRUST COMPANY OF TEXAS, N.A., in its capacity as trustee under the Indenture (as hereinafter defined), whose mailing address is _________________ ________________________________ ("Mortgagee").

                                    Recitals

                 A. Mortgagee and Mortgagor are the parties to that certain Indenture dated as of ___________, 1995 (the "Indenture"). Unless otherwise defined, capitalized terms are used in this Mortgage as they are defined in the Indenture.

                 B. Mortgagor has, under the Indenture, issued its __________% Mortgage Notes due 2005 (the "Notes") in the aggregate principal amount of $100,000,000.

                 C. The Indenture requires that the obligations of Mortgagor under the Notes and the Indenture be secured by liens and security interests covering certain property of Mortgagor. In connection therewith, Mortgagor is executing and delivering this Mortgage in accordance with the Indenture.

                 NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Mortgagor agrees as follows:


                         ARTICLE I. - GRANT OF MORTGAGE

                 1.01 Grant of Mortgage. Mortgagor does hereby mortgage, pledge, assign, bargain, hypothecate, convey, grant, transfer, warrant and set over unto Mortgagee with mortgage covenants all of Mortgagor's right, title and interest in and to all of the following property (collectively, the "Mortgaged Property") subject only to Liens permitted under the Indenture ("Permitted Encumbrances"):





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                 (a)      the real property located in the City of Stuttgart,
Arkansas County, Arkansas, as more particularly described in Exhibit "A" attached hereto and by this reference incorporated herein, including, without limitation, all air rights with respect thereto (the "Land");

                 (b) any and all buildings and all other improvements now on, or hereafter constructed on, the Land;

                 (c) any and all lands, fixtures, structures, improvements, tenements and hereditaments of whatever kind or description and wherever situated, now owned by, or at any time hereafter acquired by or for, Mortgagor and contiguous or appurtenant to the Land, and all other things of whatsoever kind and in any way or at any time belonging or appurtenant to, or used in connection with, any of the other Mortgaged Property;

                 (d) any and all leases and leasehold rights now held or hereafter acquired by Mortgagor for use in connection with or belonging or appertaining to any of Mortgagor's real property now or hereafter subject to the lien of this Mortgage;

                 (e) any and all additions, betterments and improvements hereafter acquired or constructed upon or in connection with any other property, real or personal, now or at any time hereafter subject to the lien of this Mortgage; and

                 (f) any and all rights, powers, franchises, easements, privileges, immunities, permits and licenses now or hereafter owned or possessed by Mortgagor that now or at any time hereafter may be necessary for, or appurtenant to, the use, operation, management, maintenance, renewal, alteration or improvement of any of the other Mortgaged Property.

The Mortgaged Property is hereby defined as "Collateral" as that term is used in the Indenture.

                 TO HAVE AND TO HOLD the Mortgaged Property unto Mortgagee, its successors and assigns forever, for the purpose of securing in such order of priority as Mortgagee may elect, the indebtedness and obligations described in
Section 1.03 hereof.


                 1.02 Status of Title. Mortgagor has the right to mortgage and convey the Mortgaged Property to Mortgagee and will warrant and defend the same to Mortgagee and its successors and assigns against the lawful claims and demands of all persons. Mortgagor agrees to protect, preserve and defend Mortgagee's interest in the Mortgaged Property and title thereto; to appear and defend this Mortgage in any action or proceeding affecting or purporting to affect the Mortgaged Property, the lien or security interest of this Mortgage thereon, or any of the rights of Mortgagee hereunder, and to pay all costs and expenses incurred by Mortgagee in or in connection with any such action or proceeding, including reasonable attorneys' fees, whether or not any such action or proceeding progresses to judgment and whether or not brought by or against Mortgagee. Mortgagee shall be reimbursed for any such costs and expenses in accordance with the provisions of this Mortgage and the other Collateral Documents. Mortgagee, after notice to Mortgagor, may, but shall not be under any obligation to, appear or intervene in any such action or proceeding and retain counsel therein and defend the same or otherwise take such action therein as it be advised and may settle or compromise the same and, in that behalf and for any of such purposes, may expend and advance such sums of money as it reasonably may deem necessary, and shall be reimbursed therefor in accordance with the provisions of this Mortgage and the other Collateral Documents.





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                 1.03     Obligations Secured.  This Mortgage is given for the
purpose of securing all of the Obligations of Mortgagor under the Indenture, the Notes, this Mortgage and the other Collateral Documents. Mortgagor shall pay and perform the Obligations at the times and places and in the manner specified in the Notes and the Indenture. This Mortgage shall secure unpaid balances of all loans and other such extensions of credit made after this Mortgage is recorded, whether made pursuant to an obligation of Mortgagee to make such loans or extensions or otherwise. Such Obligations and other extensions of credit may or may not be evidenced by notes executed pursuant to the Indenture. All future advances will have the same priority as the original advance. Any agreement hereafter made by Mortgagor and Mortgagee pursuant to this Mortgage shall be superior to the rights of the holder of any intervening lien or encumbrance to the extent allowed by law.

                 1.04 After-Acquired Property. If Mortgagor hereafter acquires (a) any property that is of the kind or nature described in Section
1.01 hereof and is or is intended to become a part thereof, or (b) an interest in any of the Mortgaged Property greater than the interest now held, then such property or interest shall, immediately upon such acquisition, become subject to the lien of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described herein, without need for the delivery and/or recording of a supplement to this Mortgage or any other instrument; but nevertheless Mortgagor shall from time to time, if requested by Mortgagee, execute and deliver any and all such further assurances, conveyances and assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting to the lien of this Mortgage any and all such property or interest.


           ARTICLE II. - COVENANTS CONCERNING THE MORTGAGED PROPERTY

                 2.01     Taxes and Governmental Impositions.

                 (a) Payment. Subject to Section 2.01(b), Mortgagor will pay, or cause to be paid, promptly, when and as due, all taxes, assessments, charges, fees, fines and impositions of every nature whatsoever charged, imposed, levied or assessed or to be charged, imposed, levied or assessed upon or against the Mortgaged Property or any part thereof, or upon the interest of Mortgagee in the Mortgaged Property, as well as all income taxes, assessments and other governmental charges lawfully levied and imposed by the United States or any state, county, municipality or other taxing authority in respect of the Mortgaged Property or any part thereof or any charge that, if unpaid, would or could become a lien or charge upon the Mortgaged Property, or any part thereof (the "Impositions").

                 (b) Contests. Mortgagor shall have the right before any delinquency occurs to contest or object to the amount or validity of any such Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying or extending Mortgagor's covenant to pay any such Imposition at the time and in the manner provided in
Section 2.01(a) hereof, unless Mortgagor has given prior written notice to Mortgagee of Mortgagor's intent so to contest or object to an Imposition, and unless: (i) the legal proceedings shall operate conclusively to prevent the sale of the Mortgaged Property, or any part thereof, to satisfy such Impositions prior to final determination of such proceedings; or (ii) Mortgagor shall furnish a good and sufficient bond or surety in the amount of the Impositions that are being contested plus any interest and penalty that may be imposed thereon and that could become a lien against the Mortgaged Property and in a manner to stay or prevent the sale, or other security reasonably satisfactory to Mortgagee; or (iii) Mortgagor shall have provided a good and sufficient undertaking as may be





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required or permitted by law to accomplish a stay of such proceedings; or (iv)
Mortgagor shall have paid such Impositions under protest and is suing to recover any refunds thereof. Subject to the foregoing, and if Mortgagee shall so request, within sixty (60) days after the date when an Imposition is due and payable, Mortgagor shall deliver to Mortgagee evidence reasonably acceptable to Mortgagee showing the payment of such Imposition.

                 (c) Payment by Mortgagee. Mortgagee shall have the right, after demand to Mortgagor, to pay any Imposition after the date such Imposition shall have become due if Mortgagor's failure to pay such Imposition constitutes or would constitute, with the giving of notice by Mortgagee or the passage of time, an Event of Default hereunder unless Mortgagor shall be contesting such Imposition pursuant to Section 2.01(b) hereof, and to add to the Obligations the amount so paid, together with interest thereon from the date of such payment at the rate of interest on overdue principal set forth in [Section 4.01] of the Indenture (the "Default Rate"), and nothing herein contained shall affect such right and such remedy. Any sums paid by Mortgagee in discharge of any Impositions shall be (i) a future advance hereunder and a lien on the Mortgaged Property secured hereby prior to any right or title to, interest in, or claim upon the Mortgaged Property subordinate to the lien of this Mortgage, and (ii) payable on demand.

                 (d) No Credit. Mortgagor shall not claim, demand or be entitled to receive any credit or credits towards the satisfaction of this Mortgage or on any interest payable thereon for any taxes assessed against the Mortgaged Property or any part thereof, and shall not claim any deduction from the taxable value of the Mortgaged Property by reason of this Mortgage.

                 2.02 Mechanic's and Other Liens. Mortgagor will not suffer any mechanic's, laborer's, materialmen's, statutory or other lien or any security interest or encumbrance to be created or to remain outstanding (other than Permitted Encumbrances).

                 2.03 Utilities. Mortgagor will pay, or cause to be paid, when due any charges for utilities, whether public or private, with respect to the Mortgaged Property or any part thereof.

                 2.04     Insurance.

                 (a) Maintenance. Mortgagor will obtain and maintain insurance with respect to the Mortgaged Property in accordance with the provisions of the Indenture. From and after the entry of judgment of foreclosure, all rights and powers of Mortgagee to settle or participate in the settlement of losses under policies of insurance or to hold and disburse or otherwise control use of insurance proceeds shall continue in Mortgagee as judgment creditor or mortgagee until confirmation of sale.

                 (b) Proceeds. If the Mortgaged Property is materially damaged or destroyed, Mortgagor shall give prompt notice thereof to Mortgagee and all insurance proceeds shall (except as otherwise provided in Section 4.10 of the Indenture) be paid to Mortgagee to be applied in accordance with Section 4.10(b) of the Indenture, Mortgagor hereby assigning such proceeds to Mortgagee.

                 2.05 Condemnation. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any material portion thereof, Mortgagor will notify Mortgagee of the pendency of such proceedings. Mortgagor hereby assigns, transfers and sets over unto Mortgagee its entire interest in all condemnation proceeds and the same shall be applied in accordance with the provisions of Section 4.10 of the Indenture.





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                 2.06     Restoration.  Restoration of any of the Mortgaged
Property after partial or complete casualty or condemnation shall be performed in accordance with the applicable provisions of the Indenture.

                 2.07     Care of the Mortgaged Property.

                 (a) Preservation and Maintenance. Mortgagor will preserve and maintain the Mortgaged Property in accordance with the provisions of the Indenture.

                 (b) Notice of Damage. If the Mortgaged Property or any part thereof is materially damaged by fire or any other cause, Mortgagor will give prompt written notice thereof to Mortgagee.

                 (c) Right to Inspect. Mortgagee or its representative is hereby authorized, with reasonable advance notice to Mortgagor, to enter upon and inspect the Mortgaged Property at any time during normal business hours.


                 ARTICLE III. - ASSIGNMENT OF RENTS AND LEASES

                 3.01 Assignment of Rents and Leases. As additional consideration for the Obligations, Mortgagor hereby absolutely assigns and transfers to Mortgagee the following:

                 (a) all leases or subleases (if any) written or oral, now in existence or hereafter arising and all agreements for the use and occupancy of all or any portion of the Mortgaged Property (the "Leases");

                 (b) any and all guaranties of the obligations of the tenants (the "Tenants") under any of such Leases; and

                 (c) the immediate and continuing right to collect and receive all of the rents, income, receipts, revenues, issues and profits now due or that may become due or to which Mortgagor may now or shall hereafter (whether during any applicable period of redemption, or otherwise) become entitled or may demand or claim, arising or issuing from or out of the Leases, or from or out of the Mortgaged Property or any part thereof (collectively, the "Rents").

                 3.02 Mortgagor's Limited License. Provided that no Event of Default hereunder exists and no event has occurred that with notice, or lapse of time or both would constitute an Event of Default hereunder, Mortgagor shall have the right under a license granted hereby and Mortgagee hereby grants to Mortgagor a license to collect, but not more than one month in advance, all of the Rents arising from or out of the Leases or any renewals or extensions thereof, or from or out of the Mortgaged Property or any part thereof, but only as trustee for the benefit of Mortgagee. Mortgagor shall apply the Rents so collected first to payment of any and all amounts due and payable under the Indenture. Thereafter, so long as no Event of Default hereunder exists and no event has occurred that with notice, or lapse or time or both would constitute an Event of Default hereunder, Mortgagor may use the Rents in any manner not inconsistent with the Indenture. The license granted hereby shall be revoked automatically upon the occurrence of an Event of Default hereunder.



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                 3.03     Limitation.  The acceptance by Mortgagee of the
assignment provided in this Article III, together with all of the rights, powers, privileges and authority created in this Article III or elsewhere in this Mortgage, shall not, prior to entry upon and taking possession of the Mortgaged Property by Mortgagee, be deemed or construed to constitute Mortgagee a "mortgagee in possession" nor thereafter or at any time or in any event obligate Mortgagee to appear in or defend any action or proceeding relating to the Leases, the Rents or the Mortgaged Property or to take any action hereunder or to expend any money or incur any expenses or perform or discharge any obligation or responsibility for any security deposits or other deposits delivered to Mortgagor by any Tenant and not assigned and delivered to Mortgagee, nor shall Mortgagee be liable in any way for any injury or damage to person or property sustained by any person or persons, firm or corporation in or about the Mortgaged Property.


                      ARTICLE IV. - DEFAULTS AND REMEDIES

                 4.01 Events of Default. An Event of Default shall mean the occurrence of any Event of Default under the Indenture, which Events of Default are incorporated herein by this reference.

                 4.02 Performance of Defaulted Acts. From and after the occurrence of an Event of Default hereunder, Mortgagee may, but need not, make any payment or perform any act herein required of Mortgagor in any form and manner deemed expedient, including, without limitation, making full or partial payments of principal or interest on prior encumbrances, if any, and purchasing, discharging, compromising or settling any tax lien or other prior lien or title or claim thereof, or redeeming from any tax sale or forfeiture affecting the Mortgaged Property or contesting any tax or assessment. All moneys paid for any of the purposes herein authorized and all expenses paid or incurred in connection therewith, including reasonable attorneys' fees, shall be included among the Obligations and shall be due and payable upon demand and with interest thereon from the date of such payment or expense at the Default Rate. Inaction of Mortgagee shall never be considered as a waiver of any right accruing to it hereunder on account of any default on the part of Mortgagor. Mortgagee, in making any payment hereby authorized relating to taxes or assessments, may do so according to any bill, statement or estimate procured from the appropriate public office without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.

                 4.03 Foreclosure. Upon the occurrence of any Event of Default hereunder and at any time thereafter, Mortgagee shall have any and all of the rights and remedies available to it, at law or in equity, including without limitation the right to exercise the STATUTORY POWER OF SALE.

                 All costs and expenses incurred by Mortgagee in connection with the foreclosure of the lien of this Mortgage shall be secured hereby, which costs and expenses may include, without limitation, the following: all expenditures and expenses that may be paid or incurred by or on behalf of Mortgagee for reasonable attorneys' fees (including charges for in house counsel), appraiser's fees, auctioneer's fees or the fees of other professionals retained by Mortgagee, outlays for documentary and expert evidence, court costs, stenographers' charges, publication costs, advertising costs and costs of procuring all such abstracts of title, title searches and examinations, title insurance policies, and similar data and assurances with respect to title as Mortgagee may deem to be reasonably necessary either to prosecute such foreclosure or to evidence to the prospective purchasers at any foreclosure sale the true conditions of the title to or the value of the Mortgaged Property. All expenditures and





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expenses of the nature mentioned in this Section 4.03 shall become additional
Obligations and shall be immediately due and payable, with interest thereon at the rate applicable under the Indenture from and after an Event of Default hereunder from and after the date when paid or incurred by Mortgagee in connection with (a) any proceeding, including probate and bankruptcy proceedings, to which Mortgagee shall be a party, either as plaintiff, claimant or defendant, by reason of this Mortgage or any Obligations; or (b) preparations for the foreclosure hereof after accrual of such right to foreclose whether or not actually commenced; or (c) preparations for the defense of any threatened suit or proceedings that might materially affect the Mortgaged Property, whether or not actually commenced.

                 4.04 Application of Proceeds of Foreclosure Sale. The proceeds of any foreclosure sale of the Mortgaged Property shall be distributed and applied in the following order or priority: first, on account of all costs and expenses incident to the foreclosure proceedings, including all such items as are mentioned in Section 4.03 hereof; second, all other items that under the terms hereof constitute Obligations in accordance with the Indenture; and third, any excess to Mortgagor, or to any other person or persons legally entitled thereto, as their rights may appear.

                 4.05 Possession. Upon the occurrence of an Event of Default hereunder, Mortgagee shall, at its option, have the right, acting through its agents or attorneys, to enter upon and take possession of the Mortgaged Property, expel and remove any persons, goods, or chattels, occupying or upon the same, and to collect or receive all the rents, issues and profits thereof, and to manage and control the same, and to lease the same or any part thereof from time to time, and, after deducting all reasonable attorney's fees (including charges for inside counsel), and all reasonable expenses incurred in the protection, care, maintenance, management and operation of the Mortgaged Property, apply the remaining net income upon the Obligations or upon any deficiency decree entered in any foreclosure proceedings.

                 4.06 Appointment of Receiver. Upon the occurrence of an Event of Default hereunder, Mortgagee shall have the right to be placed in possession of the Mortgaged Property or at its request to have a receiver appointed, and such receiver, or Mortgagee, if and when placed in possession, shall have, in addition to any other powers provided in this Mortgage, all rights, powers, immunities, and duties as provided for under Arkansas law.

                 4.07 Rights Cumulative. No remedy or right of Mortgagee shall be exclusive of, but each such remedy or right shall be in addition to, every other remedy or right now or hereafter existing at law or in equity. No delay in the exercise or omission to exercise of any remedy or right accruing on any default shall impair any such remedy or right or be construed to be a waiver of any such default or an acquiescence therein, nor shall it affect any subsequent default of the same or a different nature. Every such remedy or right may be exercised concurrently or independently, and when and as often as may be deemed expedient by Mortgagee. Mortgagor agrees that without affecting the liability of any person for payment of the Obligations or affecting the lien of this Mortgage upon the Mortgaged Property or any part thereof Mortgagee may at any time and from time to time, on request of Mortgagor, without notice to any person liable for payment of any Obligations, extend the time or agree to alter the terms of payment of such indebtedness. Acceptance by Mortgagee of any payment in an amount less than the amount then due on the Obligations shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall continue to be an Event of Default hereunder. At any time thereafter and until the entire amount then due on the debt has been paid, Mortgagee shall be entitled to exercise all rights conferred upon it in this Mortgage upon the occurrence of an Event of Default hereunder.





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                 4.08     Protective Advances.  All advances, disbursements and
expenditures made or incurred by Mortgagee before and during a foreclosure, and at any time prior to the transfer of title to the Mortgaged Property pursuant to the sale, and, where applicable, after transfer of title, and during the pendency of any related proceedings, for the following purposes, in addition to those otherwise authorized by this Mortgage (collectively "Protective Advances"), shall be secured by the lien of this Mortgage including those referred to below:

                 (a) all advances by Mortgagee in accordance with the terms of this Mortgage to: (i) preserve, maintain, repair, restore or rebuild the improvements upon the Mortgaged Property; (ii) preserve the lien of this Mortgage or the priority hereof; or (iii) enforce or foreclose this Mortgage;

                 (b) payments by Mortgagee of: (i) principal, interest or other obligations in accordance with the terms of any senior mortgage or other prior lien or encumbrance on the Mortgaged Property; (ii) real estate taxes and assessments, general and special and other taxes and assessments of any kind or nature whatsoever that are assessed or imposed upon the Mortgaged Property or any part thereof; (iii) other obligations authorized by this Mortgage; or (iv) any other amounts in connection with other liens, encumbrances or interests reasonably necessary to preserve the status of title to the Mortgaged Property;

                 (c) advances by Mortgagee in settlement or compromise of any claims asserted by claimants under senior mortgages or any other prior liens;

                 (d) reasonable attorneys' fees and other costs incurred (including charges for in house counsel): (i) in connection with the foreclosure of this Mortgage; (ii) in connection with any action, suit or proceeding brought by or against Mortgagee for the enforcement of this Mortgage or arising from the interest of Mortgagee hereunder; or (iii) in preparation for or in connection with the commencement, prosecution or defense of any other action that could materially adversely affect the lien of this Mortgage or the Mortgaged Property;

                 (e)      expenses deductible from proceeds of sale; and

                 (f) expenses incurred and expenditures made by Mortgagee for any one or more of the following: (i) premiums for casualty and liability insurance paid by Mortgagee whether or not Mortgagee or a receiver is in possession, if reasonably required, in reasonable amounts, and all renewals thereof; (ii) repair or restoration of damage or destruction in excess of available insurance proceeds or condemnation awards; (iii) payments deemed by Mortgagee to be required for the benefit of the Mortgaged Property or required to be made by the owner of the Mortgaged Property under any grant or declaration of easement, easement agreement, agreement with any adjoining land owners or instruments creating covenants or restrictions for the benefit of or affecting the Mortgaged Property; and (iv) shared or common expense assessments payable to any association or corporation in which the owner of the Mortgaged Property is a member in any way affecting the Mortgaged Property.

                 All Protective Advances shall be additional Obligations secured by this Mortgage, and shall become immediately due and payable upon demand and with interest thereon from the date of the advance until paid at the Default Rate. This Mortgage shall be a lien for all Protective Advances as to subsequent purchasers and judgment creditors from the time this Mortgage is recorded.

                 All Protective Advances shall apply to and be included in:





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                 (a)      any determination of the amount of indebtedness
secured by this Mortgage at any time;

                 (b) the indebtedness found due and owing to Mortgagee after foreclosure and any subsequent supplemental judgments, orders, adjudications or finding by any court of any additional indebtedness becoming due after such foreclosure;

                 (c) determination of amounts deductible from foreclosure sale proceeds;

                 (d) application of income in the hands of any receiver or mortgagee in possession; and

                 (e)      computation of any deficiency judgment.

                 4.09     Environmental Matters.

                 (a) Compliance. Mortgagor shall comply in all material respects with all local, state, and federal environmental laws, ordinances, rules, regulations, and requirements (collectively, "Environmental Laws"). If Mortgagor fails to so comply, after notice to Mortgagor and a reasonable opportunity to comply, Mortgagee may (without limiting any other rights and remedies of Mortgagee) protect its secured interest by causing the Mortgaged Property to so comply at Mortgagor's expense. Any amounts expended by Mortgagee to cause the Mortgaged Properties to comply with Environmental Laws shall be paid by Mortgagor to Mortgagee on demand, with interest on all such amounts expended from the date of the expenditure until paid at the Default Rate.

                 (b)      Hazardous Substances.

                          (i)     "Hazardous Substances" shall mean:  (A) those
substances included within the definitions of hazardous substances, hazardous materials, hazardous waste, toxic substances, or solid waste in CERCLA, RCRA, the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), or any other federal, state, or local laws, and in the regulations promulgated pursuant to such laws; (B) those substances listed in the United States Department of Transportation Table (49 C.F.R. 172.101 and amendments) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 C.F.R. Part 302 and amendments); (C) such other substances, materials, and wastes that are or that become regulated under applicable Environmental Laws; and (D) any material, waste, or substance that is (1) oil or petroleum; (2) friable asbestos; (3) polychlorinated biphenyls; (4) designated as a hazardous substance pursuant to Section 311 of the Clean Water Act (33 U.S.C. Sections 1251 et seq.) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. 1317); (5) flammable explosives; or (6) radioactive materials.

                          (ii)    Mortgagor shall promptly remove and clean up,
or otherwise deal with, any Hazardous Substances if any Environmental Laws so require except to the extent that the failure to remove, clean up or otherwise deal with such Hazardous Substances would not reasonably be expected to have a material adverse effect upon the Mortgaged Property. If Mortgagor fails to so comply after notice and a reasonable opportunity to comply, Mortgagee may either declare this Mortgage to be in default or protect its secured interest by causing such Hazardous Substances to be remediated to levels that are minimally acceptable to all applicable regulators or agencies having or claiming jurisdiction over the Mortgaged Property at Mortgagor's expense.





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

                          (iii)   Mortgagor shall keep the Mortgaged
Property free of (A) any Hazardous Substances, if any Environmental Laws so require except to the extent that the existence of such Hazardous Substances would not reasonably be expected to have a material adverse effect upon the Mortgaged Property, and (B) any lien other than the Permitted Encumbrances imposed pursuant to any Environmental Laws.

                          (iv)    Mortgagor shall notify Mortgagee promplty
of Mortgagor's discovery of (A) the release of any Hazardous Substance ("Contamination") on the Mortgaged Property or any property so situated as to pose a material risk that such Hazardous Substance may spread onto the Mortgaged Property ("Adjacent Property") and/or (B) any past or present material violation of any Environmental Law on the Mortgaged Property or any Adjacent Property.

                          (v)     Mortgagor unconditionally assigns, transfers,
and sets over to Mortgagee all of Mortgagor's claims and rights to the payment of damages that may arise from (A) any Contamination on the Mortgaged Property caused by the spread of such Contamination from any Adjacent Property and/or (B) the violation of any Environmental Law on any Adjacent Property (the "Assigned Environmental Rights"). Until the occurrence of an Event of Default, Mortgagor shall (without limiting any other rights and remedies of Mortgagee) have the right to receive such payments. If an Event of Default has occurred and is continuing, Mortgagee shall have the right to elect either of the following options (which election Mortgagee may change from time to time):

                                  1.       Mortgagee may proceed against the
owner of such Adjacent Property (or the receiver, trustee, custodian, or other party) in Mortgagor's name or in Mortgagee's name as agent for Mortgagor. Mortgagor agrees to cooperate with Mortgagee in such action and shall execute any and all documents required in furtherance of such action; or

                                  2.       At Mortgagee's option, Mortgagor may
proceed in Mortgagor's and Mortgagee's behalf in which event Mortgagee may participate in any such proceedings and Mortgagor from time to time shall deliver to Mortgagee all instruments that Mortgagee requests or may require to permit such participation (provided that if the original of any such instrument need not be delivered to Mortgagee in order to permit such participation, Mortgagor may deliver to Mortgagee a copy of the same).

                          However, Mortgagee shall not initiate such a
proceeding, nor involve itself in such an already existing proceeding, unless Mortgagor shall have failed to proceed in Mortgagor's and Mortgagee's behalf promptly upon receiving notice from Mortgagee to do so. Mortgagor shall, at its expense, diligently prosecute any such proceedings, deliver to Mortgagee copies of all papers served in connection with any such proceedings, and consult and cooperate with Mortgagee and its respective attorneys and agents in carrying on the prosecution of any such proceedings. Mortgagor shall not settle any such proceeding without Mortgagee's consent, which consent shall not be unreasonably withheld. This assignment constitutes a present, irrevocable, and unconditional assignment of the foregoing claims, rights, and remedies, and shall continue in effect until the Obligations have been satisfied in full.
Any amounts that Mortgagee receives as damages arising out of any Contamination of the Mortgaged Property or the violation of any Environmental Law on any Adjacent Property shall be applied first to Mortgagee's costs and expenses (including, without limitation, reasonable attorneys' fees) (including charges for in house counsel) incurred in connection with the exercise of the Assigned Environmental Rights.

                 (c) Asbestos. Mortgagor shall not install nor permit to be installed on or in the Mortgaged Property friable asbestos or any substance containing asbestos except as permitted by federal or state regulations respecting such material, and with respect to any such material currently present on or in the Mortgaged Property shall promptly either (A) remove any material that such regulations deem hazardous and require to be removed or (B) otherwise comply with such federal and state regulations, at Mortgagor's expense. If Mortgagor shall fail to so remove or otherwise comply, Mortgagee may, after notice to Mortgagor and a reasonable opportunity to comply, do whatever is necessary to eliminate such substances from the Mortgaged Property to the extent required by applicable law or otherwise comply with the applicable law, regulation, or order and the costs thereof, together with interest thereon from the date of such payment at the Default Rate, shall be added to the Obligations secured by this Mortgage. Mortgagor shall give Mortgagee and its agents and employees access to the Mortgaged Property to remove, remediate, encapsulate or otherwise treat such asbestos or substances. Mortgagor shall defend, indemnify and save Mortgagee harmless from all costs and expenses (including consequential damages) asserted or proven against Mortgagee by any party, as a result of the presence of such substances, and any required removal or compliance with regulations. The foregoing indemnification shall survive repayment of the Notes.

                 (d) Environmental Inspections. Mortgagee may, at any time after the occurrence of an Event of Default, enter the Mortgaged Property to ascertain its environmental condition and in so doing may sample building materials, take soil samples, test borings and otherwise inspect the Mortgaged Property. The costs and expenses paid or incurred by Mortgagee in connection with such inspections and activities shall be reimbursed by Mortgagor and shall constitute additional Obligations secured by this Mortgage.

                 4.10     Multiple Collateral.

                 (a) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any property of Mortgagor encumbered by any other Collateral Document shall affect in any manner or to any extent the lien of this Mortgage upon the Mortgaged Property or any part thereof, and any liens, rights, powers and remedies of Mortgagee shall continue unimpaired.

                 (b) Mortgagor agrees that it shall not at any time insist upon, plead, seek or in any manner whatever claim or take any benefit or advantage of a judgment, declaration or a determination that:

                          (i)              the Mortgaged Property or any other
property of Mortgagor encumbered by a Collateral Document represents, on an individual basis, an allocable portion of the then outstanding aggregate principal amount of the Notes or the Obligations;

                          (ii)             a surplus results from an action
taken by Mortgagee against the Mortgaged Property or any other property of Mortgagor encumbered by a Collateral Document to recover the Obligations or any portion thereof, unless the Obligations have been satisfied and paid in full;

                          (iii)            the lien of this Mortgage or of any
other Collateral Document has been released, unless the Obligations have been satisfied and paid in full, except as provided for in Section 10.03 of the Indenture;

                          (iv)             a deficiency judgment with respect
to any action taken by Mortgagee against the Mortgaged Property or any other property of Mortgagor encumbered by a Collateral Document extinguishes all or any portion of the remaining Obligations, or precludes Mortgagee from proceeding against the Mortgaged Property or to satisfy such remaining Obligations; or

                          (v)              Mortgagee's commencement,
prosecution, or taking to judgment of any action (including, without limitation, Mortgagee's acceptance of a deed in lieu of foreclosure) or Mortgagee's application for or use of any remedy (including, without limitation, the appointment of a receiver for the Mortgaged Property or any other property of Mortgagor encumbered by a Collateral Document) against the Mortgaged Property or any other property of Mortgagor encumbered by a Collateral Document precludes or bars Mortgagee (under a "single action" rule, "security first" rule or similar rule) from commencing, prosecuting or taking to judgment any other action or applying for or using any remedy against the Mortgaged Property or any other property of Mortgagor encumbered by a Collateral Document.

                 (c) Mortgagee may, at its option, in such order, and utilizing such combinations of remedies with respect to the Mortgaged Property and the other property of Mortgagor encumbered by a Collateral Document as Mortgagee shall so elect, pursue its remedies against (i) the Mortgaged Property, individually, or any other property of Mortgagor encumbered by a Collateral Document, individually; (ii) the Mortgaged Property and any combination of the other property of Mortgagor encumbered by a Collateral Document; (iii) the Mortgaged Property and all of the other property of Mortgagor encumbered by a Collateral Document; or (iv) all or any combination of the other property of Mortgagor encumbered by a Collateral Document, in separate proceedings or in one proceeding in any order which Mortgagee deems appropriate.

                        ARTICLE V. - GENERAL PROVISIONS

                 5.01 Release. Mortgagee shall release this Mortgage and the lien hereof by proper instrument in accordance with the terms of the Indenture. Mortgagee shall have no obligation to record any release instrument.

                 5.02 Mortgagor. This Mortgage and all provisions hereof, shall extend to and be binding upon Mortgagor and all persons claiming under or through Mortgagor. Whenever in this Mortgage there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the heirs, executors and administrators or successors and assigns (as the case may be) of Mortgagor and Mortgagee. Mortgagor's successors and assigns shall include, without limitation, a receiver, trustee or debtor-in-possession of or for Mortgagor.

                 5.03 Waiver of Rights. Mortgagor waives and will not avail itself of any appraisement, valuation, stay, moratorium, extension or exemption laws now existing or hereafter enacted (including, without limitation, all rights under and by virtue of any homestead exemption laws and redemption laws of the State of Arkansas). Mortgagor waives any right to have the property comprising the Mortgaged Property marshalled upon any foreclosure and agrees that upon a foreclosure the Mortgaged Property may be sold as an entirety.

                 5.04 Additional Documents. Mortgagor agrees that upon request of Mortgagee it will from time to time execute, acknowledge and deliver all such additional instruments and further assurances of title and will do or cause to be done all such further acts and things as may be reasonably necessary fully to effectuate the intent of this Mortgage.

                 5.05 Notices. All notices and other communications under this Mortgage shall be in writing, except as otherwise provided in this Mortgage. A notice, if in writing, shall be considered as properly given if given in accordance with the provisions of the Indenture.

                 5.06 Governing Law. This Mortgage, the debts and obligations secured hereunder, and all other obligations and agreements of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of New York, subject only to those laws of the State of Arkansas that of necessity must apply to methods of foreclosure directly affecting interests in the Mortgaged Property.

                 5.07     Time of Essence.  Time is of the essence of this
                   Mortgage and of every part hereof of which time is an element.

                 5.08 Severability. If any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such illegality or unenforceability shall, at the option of Mortgagee, not affect any other provision hereof, but this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                 5.09 Future Advances. Mortgagee has bound itself and does hereby bind itself to make advances pursuant to and subject to the terms of the Indenture, and the parties hereby acknowledge and intend that all such advances, including future advances whenever hereafter made, shall be a lien from the time this Mortgage is recorded.

                 5.10 Security Interest. Without limiting the scope and effect of any other provision of this Mortgage, to the extent that any of the property included in the definition of "Mortgaged Property" is of a nature that a security interest therein may be perfected under the Arkansas Uniform Commercial Code, this Mortgage shall constitute a security agreement granting to Mortgagee a security interest therein and Mortgagor hereby grants to Mortgagee a security interest in and to such property. Mortgagor also agrees, to the extent that any property included within the definition of "Mortgaged Property" is or is to become fixtures in the Land: (i) this Mortgage, upon proper recording, shall constitute a "fixture filing" under the Arkansas Uniform Commercial Code; (ii) Mortgagor is the record owner of the Land; (iii) the mailing address of the debtor/Mortgagor is set forth in the initial paragraph of this Mortgage; and (iv) the address of the secured party/Mortgagee from which information concerning the security interest may be obtained is set forth in the initial paragraph of this Mortgage.

                 IN WITNESS WHEREOF, Mortgagor has duly executed and delivered this Mortgage as of the day and year first above written.

                                                   AMERICAN RICE, INC.,
                                                   a Texas Corporation



                                       By:_____________________________

                                       Its: ___________________________


                                       By:_____________________________

                                       Its:___________________________

STATE OF __________________       )
                                  ) SS.
COUNTY OF _________________       )


                 BEFORE ME, a Notary Public, in and for said county and state, personally appeared the above-named AMERICAN RICE, INC., a Texas corporation,
by   _____________________________________, its ___________________________ who
acknowledged that he did sign the foregoing instrument and that the same is his free act and deed and the free act and deed of said corporation.

                 IN WITNESS WHEREOF, I have hereunto set my hand and official seal at ___________, this ___ day of ______________ 1995.

                                    ____________________________________________
                                                            Notary Public


STATE OF __________________       )
                                  ) SS.
COUNTY OF _________________       )


                 BEFORE ME, a Notary Public, in and for said county and state, personally appeared the above-named AMERICAN RICE, INC., a Texas corporation,
by   _____________________________________, its ___________________________ who
acknowledged that he did sign the foregoing instrument and that the same is his free act and deed and the free act and deed of said corporation.

                 IN WITNESS WHEREOF, I have hereunto set my hand and official seal at __________, this ___ day of ___________ 1995.

                                    ____________________________________________
                                                            Notary Public

                                  Exhibit "A"


                              [Legal Description]